Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-278415 and 333-278415-01

Verizon ABS II LLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Verizon ABS II LLC has filed with the SEC for more complete information about Verizon ABS II LLC, Verizon Master Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Verizon ABS II LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.

Free Writing Prospectus dated July 22, 2025

$102,180,000
Class B Notes
Series 2024-6 Asset Backed Notes
Verizon Master Trust
Issuing Entity or Trust
(CIK Number: 0001844964)

Verizon ABS II LLC Depositor (CIK Number: 0001836995)	Cellco Partnership d/b/a Verizon Wireless Sponsor and Servicer (CIK Number: 0001175215)

The depositor has prepared a preliminary prospectus dated July 22, 2025, which describes the Series 2024-6 Class B notes (the “Class B notes”) issued and offered by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase the Class B notes.

Ratings

It is a condition to the sale of the Class B notes that they have at least the indicated ratings from Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P” and, together with Moody’s, the “rating agencies”) listed below.

	Moody’s	S&P
Class B notes	Aa1 (sf)	AA- (sf)

A security rating is not a recommendation to buy, sell or hold the Class B notes.  The ratings of the Class B notes address the likelihood of the payment of principal and interest on the Class B notes according to their terms.  Each rating agency that rated the Class B notes monitors and will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the Class B notes.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, the originators, the servicer, the depositor, the parent support provider, the marketing agent, the indenture trustee, the owner trustee, the master collateral agent, the asset representations reviewer, the underwriter or any of their respective affiliates will be required to monitor any changes to the ratings of the Class B notes.

BOOKRUNNER
RBC Capital Markets